UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 20, 2012

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

The name and address of each registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION
WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

On December 20, 2012, the Public Service Commission of Wisconsin ("PSCW") authorized rate adjustments related to Wisconsin Electric Power Company's ("WEPCO") and Wisconsin Gas LLC's ("WG") requests to adjust electric, natural gas and steam rates. The PSCW approved the following rate adjustments:
Electric Rates

•
A net bill increase related to non-fuel costs for WEPCO's Wisconsin retail electric customers of approximately $70 million (2.6%) for 2013. This amount reflects an offset of approximately $63 million (2.3%) related to the proceeds of a renewable energy cash grant WEPCO expects to receive under the National Defense Authorization Act upon completion of its biomass facility currently under construction. Absent this offset, the retail electric rate increase for non-fuel costs is approximately $133 million (4.8%) for 2013.

•	Absent an adjustment for any remaining energy cash credits, an electric rate increase for WEPCO's Wisconsin electric customers of approximately $28 million (1%) for 2014.

•	Recovery of a forecasted increase in fuel costs of approximately $44 million (1.6%) for 2013. WEPCO will make an annual fuel cost filing, as required, for 2014.

Natural Gas Rates

•	A rate decrease of approximately $8 million (1.9%) for WEPCO's natural gas customers for 2013, with no rate adjustment in 2014.

•	A rate decrease of approximately $34 million (5.5%) for WG's natural gas customers for 2013, with no rate adjustment in 2014.

Steam Rates

•	An increase of approximately $1.3 million (6.0%) for WEPCO's Downtown Milwaukee (Valley) steam utility customers for 2013 and another $1.3 million (6.0%) in 2014.

•	An increase of approximately $1 million (7.0%) in 2013 and $1 million (6.0%) in 2014, respectively, for WEPCO's Milwaukee County steam utility customers.

These rate adjustments are effective January 1, 2013. In addition, the PSCW indicated that WEPCO's and WG's allowed return on equity would remain at 10.4% and 10.5%, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: December 21, 2012	Stephen P. Dickson - Vice President and Controller

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: December 21, 2012	Stephen P. Dickson - Vice President and Controller